Exhibit 99.1

Select Energy Services Reports Second Quarter 2020 Financial Results And Operational Updates

Revenue of $92 million and cash flow from operations of $56 million generated during the second quarter of 2020

Total available liquidity of $262 million including $166 million of cash with no debt outstanding at the end of the second quarter of 2020

Realized substantial cost savings from immediate actions taken in response to rapid decreases in market activity

HOUSTON, Aug. 4, 2020 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended June 30, 2020.

Revenue for the second quarter of 2020 was $92.2 million as compared to $278.3 million in the first quarter of 2020 and $323.9 million in the second quarter of 2019. Net loss for the second quarter of 2020 was $53.0 million compared to a net loss of $291.2 million in the first quarter of 2020 and net income of $8.1 million in the second quarter of 2019.

Gross loss was $23.7 million in the second quarter of 2020 compared to gross profit of $15.3 million in the first quarter of 2020 and $39.9 million in the second quarter of 2019. Total gross margin for Select was (25.7%) in the second quarter of 2020 as compared to 5.5% in the first quarter of 2020 and 12.3% in the second quarter of 2019. Gross margin before depreciation and amortization ("D&A") for the second quarter of 2020 was 1.9% compared to 14.9% for the first quarter of 2020 and 21.2% for the second quarter of 2019. Gross margin before D&A was impacted by $3.9 million of non-recurring costs during the second quarter, including severance and yard closure costs, among others.

Adjusted EBITDA was ($8.3) million in the second quarter of 2020 as compared to $23.7 million in the first quarter of 2020 and $51.6 million in the second quarter of 2019. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Holli Ladhani, President and CEO, stated, "As we look back on the second quarter, I'd first like to thank our employees for their continued dedication during what has been one of the most challenging periods we've ever been through, both for our company and our industry as a whole. Our thoughts are with all those that have been affected by COVID-19, particularly our employees, our industry colleagues and their families and all of the professionals leading the response to this pandemic.

"Select's performance in the second quarter, while clearly challenged, reflects the team's ability to take the difficult actions necessary to protect the business and safeguard the strong balance sheet we've worked so hard to establish. While it is always challenging to manage costs downward as quickly as activity can drop, the rapid pace of the declines in the second quarter was particularly trying. However, I am confident that the cost savings measures we've taken will allow us to operate in a manner that protects our balance sheet and cash flows heading into the back half of the year. These measures should also allow us to continue providing the superior service quality that our customers expect, delivering innovative solutions to meet our customers' needs and ultimately generating long-term returns for our investors. We are taking key steps to further our leadership as the industry's premier water solutions and oilfield chemicals provider and are positioning the business to capitalize on the opportunities ahead.

"During 2019, we proved that our business model can deliver substantial free cash flow, even after making strategic investments supporting targeted growth areas like Water Infrastructure. In 2020, we're demonstrating the agility of our business model to adapt and respond to changing market conditions. Even in the face of significant revenue declines, we held decremental margins to approximately 20% at both the segment gross margin and Adjusted EBITDA levels. While we previously targeted annualized SG&A savings of approximately 30% relative to our fourth quarter 2019 run-rate, with the team's focused execution, we're well ahead of schedule and we've already achieved savings beyond this target. We currently expect savings of 40-45% relative to our fourth quarter 2019 run-rate to be fully realized in the third quarter of 2020.

"Additionally, we achieved significant cash flow from operations during the second quarter, driven primarily by collections, and were able to substantially reduce our pace of capital spending. Our capital discipline, combined with asset sales, resulted in effectively zero net capital expenditures during the quarter. This resulted in cash flow from operations less capex, net of asset sales, of $56 million during the second quarter or $97 million for the first half of the year. While we do not expect this level of free cash flow to continue over the back half of the year, we have cash on the balance sheet of $166 million and no bank debt as of June 30th, which positions us very well to both protect the business and capitalize on opportunities created by the current market dislocation.

"There will certainly be challenges in the industry for quarters to come, but I am confident Select is well positioned to meet them. We are navigating these volatile times from a position of strength as the market leader for our services, with an incredible employee base, and an enviable balance sheet with significant liquidity. Just as we've done in the past, we will continue to be disciplined and patient, but are optimistic we will identify opportunities to enhance our position in the market and create value for our shareholders in these turbulent times," concluded Ladhani.

Business Segment Information

The Water Services segment generated revenues of $55.8 million in the second quarter of 2020, as compared to $149.5 million in the first quarter of 2020 and $202.0 million in the second quarter of 2019. Gross margin before D&A for Water Services was 3.2% in the second quarter of 2020 as compared to 13.6% in the first quarter of 2020 and 23.2% in the second quarter of 2019. Revenues were significantly impacted by the declines in activity that began in March and generally decreased in line with activity levels across each of our areas of operation. Gross margin before D&A was meaningfully impacted by non-recurring costs during the quarter, including $1.4 million of severance costs and $0.7 million of yard closure costs.

The Water Infrastructure segment generated revenues of $15.3 million in the second quarter of 2020 as compared to $57.8 million in the first quarter of 2020 and $51.7 million in the second quarter of 2019. Gross margin before D&A for Water Infrastructure was 9.3% in the second quarter of 2020 as compared to 17.2% in the first quarter of 2020 and 25.6% in the second quarter of 2019. Revenues were significantly impacted by the declines in activity that began in March, particularly in the Bakken, where our revenues fell 87% sequentially. Gross margin before D&A in the second quarter of 2020 was also impacted by non-recurring severance costs of $0.2 million.

The Oilfield Chemicals segment generated revenues of $21.1 million in the second quarter of 2020, as compared to $71.0 million in the first quarter of 2020 and $63.0 million in the second quarter of 2019. Gross margin before D&A for Oilfield Chemicals was (6.8%) in the second quarter of 2020 as compared to 15.7% in the first quarter of 2020 and 14.2% in the second quarter of 2019. While revenue declines were generally in line with the overall activity declines seen in the quarter, gross margins were challenged by pricing concessions and the carried cost of inventory balances purchased prior to the recent market dislocation resulting in higher costs of sales. Additionally, this segment was impacted during the second quarter by inventory adjustments and reserve additions of $0.6 million, non-recurring severance costs of $0.5 million, and yard closure and equipment rental return costs of $0.5 million, including costs associated with idling our Tyler manufacturing facility to consolidate production in Midland.

Select's consolidated Adjusted EBITDA during the quarter includes $18.0 million of non-recurring or non-cash adjustments, including $4.7 million of asset impairment charges, $3.9 million in loss on sale of assets, $3.7 million of non-recurring severance costs relating to the reduction of headcount during the quarter, $2.6 million of transaction costs, $1.0 million of yard closure costs, and $0.9 million in lease abandonment costs. Non-cash compensation expense accounted for an additional $1.2 million adjustment.

Cash Flow and Balance Sheet

Cash flow from operations for the second quarter of 2020 was $56.0 million as compared to $46.7 million in the first quarter of 2020 and $38.1 million in the second quarter of 2019. Cash flow from operations during the second quarter of 2020 included a $71.9 million contribution from net working capital changes. Capital expenditures for the second quarter of 2020 were $5.1 million, which, combined with ordinary course asset sales during the quarter of $5.2 million, resulted in a slight net positive cash inflow from investing activities during the second quarter. Cash flow from operations less capex, net of asset sales, was $56.1 million during the second quarter. Other net cash uses during the second quarter included $3.8 million to fund the open market repurchase of 1,139,729 million shares of our Class A common stock, at an average price of $3.36. For the second quarter of 2020, we had 84,937,043 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding.

Total liquidity was $261.9 million as of June 30, 2020, as compared to $274.0 million as of December 31, 2019. The Company had no borrowings outstanding under its revolving credit facility as of June 30, 2020 and December 31, 2019. As of June 30, 2020, and December 31, 2019, the borrowing base under the revolving credit facility was $111.1 million and $214.6 million, respectively. The borrowing capacity under the revolving credit facility was reduced by outstanding letters of credit of $15.6 million and $19.9 million as of June 30, 2020 and December 31, 2019, respectively. As of June 30, 2020, the Company had approximately $95.5 million of available borrowing capacity under its revolving credit facility, after giving effect to the $15.6 million of outstanding letters of credit. The reduction in available borrowing capacity since year end resulted from the meaningful reductions in accounts receivable during the second quarter, due primarily to collections and decreased activity levels, which generated additional cash on hand. Total cash and cash equivalents were $166.4 million as of June 30, 2020 as compared to $79.3 million as of December 31, 2019.

Conference Call

Select has scheduled a conference call on Wednesday, August 5, 2020 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through August 19, 2020 and may be accessed by calling 201-612-7415 using passcode 13706828#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; the current significant surplus in the supply of oil and actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020, and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three Months Ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue
Water Services	$55,807	$202,011	$205,318	$422,606
Water Infrastructure	15,300	51,710	73,062	105,326
Oilfield Chemicals	21,132	63,001	92,144	129,830
Other	—	7,165	—	28,771
Total revenue	92,239	323,887	370,524	686,533
Costs of revenue
Water Services	54,014	155,151	183,128	318,272
Water Infrastructure	13,871	38,456	61,684	79,886
Oilfield Chemicals	22,562	54,051	82,438	113,578
Other	3	7,447	7	28,500
Depreciation and amortization	25,508	28,843	51,690	60,361
Total costs of revenue	115,958	283,948	378,947	600,597
Gross (loss) profit	(23,719)	39,939	(8,423)	85,936
Operating expenses
Selling, general and administrative	17,658	27,297	42,947	59,673
Depreciation and amortization	834	906	1,519	1,906
Impairment of goodwill and trademark	—	—	276,016	4,396
Impairment and abandonment of property and equipment	4,726	374	7,910	893
Lease abandonment costs	868	183	1,821	1,256
Total operating expenses	24,086	28,760	330,213	68,124
(Loss) income from operations	(47,805)	11,179	(338,636)	17,812
Other expense
Losses on sales of property and equipment and divestitures, net	(2,183)	(1,709)	(2,618)	(6,200)
Interest expense, net	(513)	(839)	(844)	(1,932)
Foreign currency gain (loss), net	27	67	(19)	327
Other (expense) income, net	(2,700)	(59)	(2,441)	210
(Loss) income before income tax benefit (expense)	(53,174)	8,639	(344,558)	10,217
Income tax benefit (expense)	130	(571)	294	(749)
Net (loss) income	(53,044)	8,068	(344,264)	9,468
Less: net loss (income) attributable to noncontrolling interests	8,746	(1,868)	54,104	(2,133)
Net (loss) income attributable to Select Energy Services, Inc.	$(44,298)	$6,200	$(290,160)	$7,335

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.52)	$0.08	$(3.39)	$0.09
Class B—Basic	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(0.52)	$0.08	$(3.39)	$0.09
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$166,407	$79,268
Accounts receivable trade, net of allowance for credit losses of $9,474 and $5,773, respectively	105,465	267,628
Accounts receivable, related parties	1,649	4,677
Inventories	38,186	37,542
Prepaid expenses and other current assets	22,790	26,486
Total current assets	334,497	415,601
Property and equipment	930,308	1,015,379
Accumulated depreciation	(537,323)	(562,986)
Property and equipment held-for-sale, net	—	885
Total property and equipment, net	392,985	453,278
Right-of-use assets, net	59,431	70,635
Goodwill	—	266,934
Other intangible assets, net	121,761	136,952
Other assets, net	2,640	4,220
Total assets	$911,314	$1,347,620
Liabilities and Equity
Current liabilities
Accounts payable	$11,151	$35,686
Accrued accounts payable	13,248	47,547
Accounts payable and accrued expenses, related parties	240	2,789
Accrued salaries and benefits	10,624	20,079
Accrued insurance	10,379	8,843
Sales tax payable	1,014	2,119
Accrued expenses and other current liabilities	12,957	15,375
Current operating lease liabilities	14,746	19,315
Current portion of finance lease obligations	297	128
Total current liabilities	74,656	151,881
Long-term operating lease liabilities	65,928	72,143
Other long-term liabilities	11,093	10,784
Total liabilities	151,677	234,808

Class A common stock, $0.01 par value; 350,000,000 shares authorized and 86,883,049 shares issued and outstanding as of June 30, 2020; 350,000,000 shares authorized and 87,893,525 shares issued and outstanding as of December 31, 2019	869	879
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of June 30, 2020 and December 31, 2019	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of June 30, 2020; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2019	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	906,164	914,699
Accumulated (deficit) retained earnings	(268,723)	21,437
Total stockholders' equity	638,472	937,177
Noncontrolling interests	121,165	175,635
Total equity	759,637	1,112,812
Total liabilities and equity	$911,314	$1,347,620

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(344,264)	$9,468
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	53,209	62,267
Net loss on disposal of property and equipment	2,207	2,794
Bad debt expense	4,810	1,312
Amortization of debt issuance costs	344	344
Inventory write-downs	566	209
Equity-based compensation	1,816	8,308
Impairment of goodwill and trademark	276,016	4,396
Impairment and abandonment of property and equipment	7,910	893
Loss on divestitures	411	3,406
Other operating items, net	404	(178)
Changes in operating assets and liabilities
Accounts receivable	160,204	3,346
Prepaid expenses and other assets	3,276	1,245
Accounts payable and accrued liabilities	(64,176)	(23,075)
Net cash provided by operating activities	102,733	74,735
Cash flows from investing activities
Working capital settlement	—	691
Proceeds received from divestitures	197	25,259
Purchase of property and equipment	(16,461)	(57,513)
Proceeds received from sales of property and equipment	11,015	10,507
Net cash used in investing activities	(5,249)	(21,056)
Cash flows from financing activities
Borrowings from revolving line of credit	—	5,000
Payments on long-term debt	—	(50,000)
Payments of finance lease obligations	(121)	(549)
Proceeds from share issuance	44	56
Contributions from (distributions to) noncontrolling interests	383	(225)
Repurchase of common stock	(10,638)	(1,516)
Net cash used in financing activities	(10,332)	(47,234)
Effect of exchange rate changes on cash	(13)	136
Net increase in cash and cash equivalents	87,139	6,581
Cash and cash equivalents, beginning of period	79,268	17,237
Cash and cash equivalents, end of period	$166,407	$23,818

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net (loss) income	$(53,044)	$8,068	$(344,264)	$9,468
Interest expense, net	513	839	844	1,932
Income tax (benefit) expense	(130)	571	(294)	749
Depreciation and amortization	26,342	29,749	53,209	62,267
EBITDA	(26,319)	39,227	(290,505)	74,416
Impairment of goodwill and trademark	—	—	276,016	4,396
Non-recurring severance expenses	3,666	—	7,168	1,680
Impairment and abandonment of property and equipment	4,726	374	7,910	893
Yard closure costs related to consolidating operations	1,011	—	2,961	—
Non-cash loss on sale of assets or subsidiaries	3,874	7,314	5,501	13,220
Lease abandonment costs	868	183	1,821	1,256
Non-cash compensation expenses	1,242	4,129	1,816	8,308
Foreign currency (gain) loss, net	(27)	(67)	19	(327)
Non-recurring transaction costs	2,611	412	2,623	1,074
Inventory write-down	—	—	—	75
Adjusted EBITDA	$(8,348)	$51,572	$15,330	$104,991

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2020	March 31, 2020	June 30, 2019
	(unaudited)
	(in thousands)
Gross (loss) profit by segment
Water services	$(14,088)	$3,241	$25,837
Water infrastructure	(5,594)	2,921	7,181
Oilfield chemicals	(4,034)	9,138	7,203
Other	(3)	(4)	(282)
As reported gross (loss) profit	(23,719)	15,296	39,939

Plus depreciation and amortization
Water services	15,881	17,156	21,023
Water infrastructure	7,023	7,028	6,073
Oilfield chemicals	2,604	1,998	1,747
Other	—	—	—
Total depreciation and amortization	25,508	26,182	28,843

Gross profit before D&A	$1,789	$41,478	$68,782

Gross profit (loss) before D&A by segment
Water services	1,793	20,397	46,860
Water infrastructure	1,429	9,949	13,254
Oilfield chemicals	(1,430)	11,136	8,950
Other	(3)	(4)	(282)
Total gross profit before D&A	$1,789	$41,478	$68,782

Gross margin before D&A by segment
Water services	3.2%	13.6%	23.2%
Water infrastructure	9.3%	17.2%	25.6%
Oilfield chemicals	(6.8%)	15.7%	14.2%
Other	n/a	n/a	(3.9%)
Total gross margin before D&A	1.9%	14.9%	21.2%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com